Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Inergy Long Term Incentive Plan of our reports dated November 26, 2007 with respect to the consolidated financial statements and schedule of Inergy, L.P. and Subsidiaries and the effectiveness of internal control over financial reporting of Inergy, L.P. and Subsidiaries, included in Inergy L.P.’s Annual Report (Form 10-K) for the year ended September 30, 2007, and of our report dated November 26, 2007 with respect to the balance sheet of Inergy GP, LLC included as Exhibit 99.1 in Inergy L.P.’s Annual Report (Form 10-K) for the year ended September 30, 2007, filed with the Securities and Exchange Commission.

/S/ ERNST & YOUNG LLP

Kansas City, Missouri

January 9, 2008